UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
(Amendment No. 3)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
TWEEN BRANDS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	31-1333930
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

8323 Walton Parkway, New Albany, Ohio	43054
(Address of Principal Executive Offices)	(Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Preferred Stock Purchase Rights	The New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Reference is made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by Tween Brands, Inc. (formerly known as Too, Inc.) (the “Company”) on August 27, 2001, as amended on Form 8-A/A No. 1 on September 28, 2001, as further amended on Form 8-A/A No. 2 on December 17, 2003 (together, the “Form 8-A”), relating to the Preferred Stock Purchase Rights distributed to the stockholders of the Company in connection with the Rights Agreement, dated August 14, 2001 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company (formerly EquiServe Trust Company, N.A.), as amended by the Agreement of Substitution and Amendment of Rights Agreement, dated November 11, 2003 (together, the “Rights Agreement”). The Form 8-A is hereby incorporated by reference herein.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

On June 24, 2009, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Dress Barn, Inc., a Connecticut corporation (“Parent”), and Thailand Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement and subject to the conditions set forth therein, Purchaser will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent. The Board of Directors of the Company has unanimously approved the Merger and the Merger Agreement and has recommended that the stockholders of the Company adopt the Merger Agreement. In connection with the Merger, each outstanding share of the Company’s common stock outstanding at the Effective Time (as defined in the Merger Agreement) will be converted into the right to receive 0.47 shares of Parent’s common stock. No fractional shares of Parent’s common stock will be issued in the Merger, and the Company’s stockholders will receive cash in lieu of fractional shares, if any, of Parent’s common stock.

On June 24, 2009, prior to execution of the Merger Agreement, the Board of Directors of the Company approved an amendment (the “Amendment”) to the Rights Agreement. The Amendment, among other things, renders the Rights Agreement inapplicable to the Merger, the Merger Agreement and the transactions contemplated thereby. The Amendment provides that the approval, execution or delivery of the Merger Agreement, or the consummation of the Merger or any other transaction contemplated in the Merger Agreement, will not result in either Parent or Purchaser being deemed a “15% Stockholder” (as such term is defined in the Rights Agreement). In addition, the Amendment provides that none of a “Section 11(a)(ii) Event,” a “Distribution Date”, a “Section 13(a) Event” or a “15% Ownership Date” (as such terms are defined in the Rights Agreement) shall occur by reason of the approval, execution or delivery of the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement. The Amendment also provides that the Rights Agreement shall expire at the Effective Time (as such term is defined in the Merger Agreement) if the Rights Agreement has not otherwise terminated.

A copy of the Amendment is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 25, 2009 and is incorporated herein by reference. The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2 Exhibits

Exhibit
Number	Description of Exhibits

1	Amendment No. 2 to Rights Agreement dated June 24, 2009, by and between Tween Brands, Inc. and American Stock Transfer & Trust Company (incorporated by reference to the Company’s Current Report on Form 8-K filed on June 25, 2009).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWEEN BRANDS, INC.
(Registrant)

By:   /s/ Rolando de Aguiar

Date: June 25, 2009
        Rolando de Aguiar
        Executive Vice President and Chief Financial Officer
        (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

1	Amendment No. 2 to Rights Agreement dated June 24, 2009, by and between Tween Brands, Inc. and American Stock Transfer & Trust Company (incorporated by reference to the Company’s Current Report on Form 8-K filed on June 25, 2009).